Huttig Building Products President and CEO Vrabely
Elected to Board of Directors, Named Chairman of Executive Committee

ST. LOUIS, MO, February 2, 2007 - Huttig Building Products, Inc. (NYSE: HBP) today announced that the Company's Board of Directors has elected Jon P. Vrabely, who became President and CEO of Huttig on January 1, as a Director, expanding the Board to 11 members. Mr. Vrabely, 41, was also named Chairman of the Board's Executive Committee.

About Huttig

Huttig Building Products, Inc., currently in its 122nd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 42 distribution centers serving 46 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

CONTACT: Steve Anreder, steven.anreder@anreder.com, or Gary Fishman, gary.fishman@anreder.com, both of Anreder & Company, +1-212-532-3232, for Huttig Building Products, Inc.